SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15


 Certified and Notice of Termination of Registration under Section 12(g) of the
                        Securities Exchange Act of 1934
       Or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934

                        Commission File Number 001-02944


                             Stokely Van-Camp, Inc.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Quaker Tower, P.O. Box 049001, Chicago, Illinois (312) 222-7111
-------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      5% Cumulative Prior Preference Stock
-------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
-------------------------------------------------------------------------------
      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]            Rule 12h-3(b)(1)(i)  [X]
         Rule 12g-4(a)(1)(ii)  [ ]            Rule 12g-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(2)(i)   [ ]            Rule 12g-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(ii)  [ ]            Rule 12g-3(b)(2)(ii) [ ]
                                              Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date: 596.

     Pursuant to the requirements of the Securities Act of 1934, Stokely Van Camp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 21, 2001.


                                             STOKELY VAN-CAMP, INC.


                                             By: /s/ Brian M. Nurse
                                                --------------------------
                                                Name:  Brian M. Nurse
                                                Title: Vice President